EXHIBIT 3.2

                              STATE OF CALIFORNIA

                               SECRETARY OF STATE


         I, BILL JONES, Secretary of State of the State of California, hereby certify:

         That the attached transcript of 1 page(s) has been compared with the record on file in this office, of which it purports to be a copy, and that it is full, true and correct.


                                    IN WITNESS WHEREOF, I execute this
                                    certificate and affix the Great Seal of the State of California this day of

                                                  Jul - 5 2002
                                    --------------------------------------------

                                             /s/ Bill Jones

[Seal of the State of California]

                                             Secretary of State

                            CERTIFICATE OF AMENDMENT
                            OF AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                               OF HOT TOPIC, INC.


Elizabeth M. McLaughlin and James J. McGinty certify that:

         ONE: They are the duly elected and acting Chief Executive Officer and President, and Chief Financial Officer and Secretary, respectively, of Hot Topic, Inc., a California corporation.

         TWO: The first paragraph of Article III of the Amended and Restated Articles of Incorporation of this corporation is amended in its entirety to read as follows:

                                      III

         "The Corporation is authorized to issue two classes of shares designated "Common Stock" and "Preferred Stock," respectively. The number of shares of Common Stock authorized to be issued is one hundred fifty million (150,000,000) and the number of shares of Preferred Stock authorized to be issued is ten million (10,000,000)."

         THREE: The foregoing Amendment of Amended and Restated Articles of Incorporation has been duly approved by the Board of Directors of the corporation.

         FOUR: The foregoing Amendment of Amended and Restated Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the California Corporations Code. The total number of outstanding shares of the corporation entitled to vote on the approval of the amendment was 31,569,255 shares of Common Stock. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than fifty percent (50%) of the outstanding shares of Common Stock. There are no outstanding shares of Preferred Stock.

         We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date: June 13, 2002                     /s/ Elizabeth M. McLaughlin
                                        ----------------------------------------
                                        Elizabeth M. McLaughlin
                                        Chief Executive Officer and President


                                        /s/ James J. McGinty
                                        ----------------------------------------
                                        Jame J. McGinty